Exhibit 10.20

FIRST AMENDMENT, WAIVER AND CONSENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT, WAIVER AND CONSENT to the Loan and Security Agreement (this “Amendment”) is entered into as of August 15, 2016 (the “First Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and ”), and Inhibrx, LP, a Delaware limited partnership, Inhibrx 101, LP, a Delaware limited partnership, Inhibrx 104, LP, a Delaware limited partnership, INBRX 105, LP, a Delaware limited partnership, INBRX 106, LP, a Delaware limited partnership, INBRX 107, LP, a Delaware limited partnership, INBRX 108, LP, a Delaware limited partnership, INBRX 109, LP, a Delaware limited partnership, INBRX 110, LP, a Delaware limited partnership, INBRX 111, LP, a Delaware limited partnership and INBRX 112, LP, a Delaware limited partnership, each with an office located at with an office located at 11099 N. Torrey Pines Road, Suite 280, La Jolla, CA 92037 (individually and collectively, jointly and severally, “Borrower”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement (as defined below).

WHEREAS, Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement, dated as of March 31, 2015 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein and to grant set waivers as set forth herein;

WHEREAS, Borrower entered into a Research Collaboration and Agreement with Five Prime Therapeutics, Inc., a Delaware corporation, having its principal office at Two Corporate Drive, South San Francisco, CA 94080 (“Licensee”), on or about July 13, 2015, which is attached hereto as Exhibit A (the “License Agreement”);

WHEREAS, Borrower has requested that Collateral Agent and Lenders consent to certain licenses and/or transfers by Borrower to Licensee, pursuant to the License Agreement, as described in Section 6 hereof to the extent that such consent may be required pursuant to Section 7.1 of the Loan Agreement; and

WHEREAS, Collateral Agent and Lenders have agreed to provide such consent, but only to the extent set forth herein, in accordance with the terms and subject to the conditions set forth herein, and in reliance upon the representations and warranties set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Section 2.2(b) of the Loan Agreement is hereby amended and restated as follows:

(b) Repayment.

(i) With respect to Term A Loans: Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of Term A Loans, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of Term A Loans, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s

Term A Loans, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to forty-eight (48) months.

(ii) With respect to each of Term B Loans, Term C Loans and Term D Loans: Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the first Payment Date after the Funding Date of each Term Loan, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s such Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to number of Payment Dates from and including the first Payment Date after the Funding Date of such Term Loan through and including the Maturity Date.

All unpaid principal and accrued and unpaid interest with respect to the Term Loans is due and payable in full on the Maturity Date. Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

2.	Section 6.6(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(c) Neither Borrower nor any of its Subsidiaries shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Sections 6.6(a) and (b); provided, however, the provisions of Sections 6.6(a),(b) and (c) shall not be applicable to the Designated BofA Account for so long as the aggregate balance in such account does not exceed $300,000 at any given time and such account is used exclusively to securitize the Credit Card Indebtedness (the outstanding aggregate amount of which shall not exceed $300,000 at any given time).

3.	Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions thereto in alphabetical order:

“Credit Card Indebtedness” is Indebtedness incurred by Borrower pursuant to certain credit cards issued by Bank of America to Borrower.

“Designated BofA Account” is Borrower’ account numbered XXXXXXXXXXXX3655 maintained with Bank of America.

4.	Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Amortization Date” is May 1, 2016.

“Fourth Draw Period” is the period commencing on later of (i) the date of the occurrence of the Third Equity Event, (ii) May 1, 2017 and the (iii) Funding Date of Term C Loans, and ending on the earlier of (i) October 31, 2017, (ii) thirty (30) days after the date of the occurrence of the Third Equity Event and (iii) the occurrence of an Event of Default (unless such Event of Default is cured or waived to the satisfaction of the Collateral Agent and the Required Lenders for the purposes of the continuation of the Fourth Draw Period); provided, however, that the Fourth Draw Period shall not commence if on the date of the occurrence of the Third Equity Event an Event of Default has occurred and is continuing.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s);

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(g) Credit Card Indebtedness, so long as the aggregate amount of such Indebtedness outstanding at any given time does not exceed $300,000; and

(h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and disclosed on the Perfection Certificates or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d) Liens of carriers, warehousemen, suppliers, landlords or other Persons arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(h) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(b) hereof;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.3 or 8.6;

(j) Liens on and restricted to the Designated BofA Account securing Credit Card Indebtedness, so long as the aggregate amount of such Indebtedness outstanding at any given time does not exceed $300,000; and

(j) Liens consisting of Permitted Licenses.

“Second Draw Period” is the period commencing on later of the date of the occurrence of the First Equity Event and August 1, 2016, and ending on the earlier of (i) October 31, 2016, (ii) thirty (30) days after the date of the occurrence of the First Equity Event and (iii) the occurrence of an Event of Default (unless such Event of Default is cured or waived to the satisfaction of the Collateral Agent and the Required Lenders for the purposes of the continuation of the Second Draw Period); provided, however, that the Second Draw Period shall not commence if on the date of the occurrence of the First Equity Event an Event of Default has occurred and is continuing.

“Third Draw Period” is the period commencing on later of (i) the date of the occurrence of the Second Equity Event, (ii) November 1, 2016 and the (iii) Funding Date of Term B Loans, and ending on the earlier of (i) April 30, 2017, (ii) thirty (30) days after the date of the occurrence of the Second Equity Event and (iii) the occurrence of an Event of Default (unless such Event of Default is cured or waived to the satisfaction of the Collateral Agent and the Required Lenders for the purposes of the continuation of the Third Draw Period); provided, however, that the Third Draw Period shall not commence if on the date of the occurrence of the Second Equity Event an Event of Default has occurred and is continuing.

5.	Limitation of Amendment.

a.

The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

6.	Consent and Waiver

a.

Subject to the terms and conditions hereof, Collateral Agent and Required Lenders hereby consent to the license, assignment and/or transfer of Intellectual Property and, if applicable any materials embodying such Intellectual Property and any other Materials, Multi-Specific Compounds and Derivatives (as each such term is defined in the License Agreement) and any sublicense thereunder in accordance with Section 5.1 of the License Agreement, by Borrower to Licensee pursuant to and strictly in accordance with Sections 3.7.2, 4.2 and 5.1 of the License Agreement (and without any amendment to such Sections or the License Agreement, unless such amendments are separately consented to by Required Lenders or would not require the consent of the Required Lenders under Section 7 of the Loan Agreement).

b.

If Borrower receives a milestone payment described in Section 7.2.3 of the License Agreement in the form of Common Stock (as such term is defined in the License Agreement), then Borrower shall be allowed to hold such Common Stock and to the extent any result of Section 5.7 of the Loan Agreement would result directly from such ownership by Borrower of Common Stock, such breach is hereby waived.

c.

Collateral Agent, on behalf of Required Lenders, hereby waives the breach of Section 7.1 of the Loan Agreement caused by Borrower’s entry into the License Agreement without the consent of the Required Lenders.

7.	Limitation of Consent and Waiver.

a.

The Collateral Agent and the Required Lenders do not consent to, and the Borrower shall not, alter, amend or waive any provision of the License Agreement if such modification, amendment or waiver would require the consent of the Required Lenders under Section 7 of the Loan Agreement.

b.

The consent and waiver set forth in Sections 6 above is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Lenders may now have or may have in the future under or in connection with any Loan Document.

8.	Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.

Immediately after giving effect to this Amendment, as of the date hereof (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Collateral Agent, if applicable, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not (i) contravene any material Requirement of Law applicable thereto, (ii) contravene any order, judgment or decree of any Governmental Authority binding on Borrower, (iii) contravene the organizational documents of Borrower, or (iv) constitute an event of default under any material agreement by which Borrower or any of such Subsidiaries, or their respective properties, is bound;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority binding on Borrower, except as already has been obtained or made or are being obtained pursuant to Section 6.1(b) of the Loan Agreement; and

f.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

9.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

10.

This Amendment shall be deemed effective as of the First Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto and (b) Borrower’s payment of all Lenders’ Expenses incurred by the Borrower and owing on the date hereof but not otherwise paid or satisfied, which may be debited (or ACH’d) from any of Borrower’s accounts.

11.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

12.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the First Amendment Date.

BORROWERS:

INHIBRX, LP

INHIBRX 101, LP

INHIBRX 104, LP

INBRX 105, LP

INBRX 106, LP

INBRX 107, LP

INBRX 108, LP

INBRX 109, LP

INBRX 110, LP

INBRX 111, LP

INBRX 112, LP

By: EFFICACY CAPITAL, LLC, as General Partner

By:	/s/ Mark Lappe
Name:	Mark Lappe
Title:	CEO/Managing Partner

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Mark Davis
Name:	Mark Davis
Title:	Vice President – Finance, Secretary & Treasurer